Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-37632, 33-53723, 33-35476, 333-92264, 333-123166, 333-135365 and 333-195642)  pertaining to Cabot Oil & Gas Corporation of our report dated June 26, 2014, related to the financial statements and supplemental schedule of the Cabot Oil & Gas Corporation Savings Investment Plan as of December 31, 2013 and 2012 and for the year ended December 31, 2013, included in this annual report on Form 11-K for the year ended December 31, 2013.

/s/ UHY LLP

Houston, Texas
June 26, 2014